     As filed with the Securities and Exchange Commission on March 19, 2001

                                                    Registration No. 333-_______


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    --------

                            FIRST HEALTH GROUP CORP.

             (Exact name of Registrant as specified in its charter)

                                    --------

            DELAWARE                                            36-3307583

(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                              3200 HIGHLAND AVENUE
                          DOWNERS GROVE, ILLINOIS 60515
                                 (630) 737-7900

  (Address, including zip code, and telephone number, including area code, of
                        Registrant's executive offices)

                                    --------

    FIRST HEALTH GROUP CORP. 2000 STOCK OPTION AGREEMENTS WITH JAMES C. SMITH

                            (Full title of the plan)


                            WILLIAM M. HOLZMAN, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60602
                                 (312) 269-8000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    --------


                         CALCULATION OF REGISTRATION FEE

    ----------------------------------------------------------------------------------------------------------------------
       TITLE OF SECURITIES                               PROPOSED MAXIMUM                 AMOUNT OF
        TO BE REGISTERED                                AGGREGATE OFFERING              REGISTRATION
                                                              PRICE                          FEE
    ----------------------------------------------------------------------------------------------------------------------
          Common Stock,                                 $11,437,400.00(1)               $2,860.00
         $0.01 par value
    ----------------------------------------------------------------------------------------------------------------------

(1) Calculated as pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3         INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents are incorporated into this Registration Statement by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

          3. The description of the Company's Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (No. 0-15846) filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any reports or amendments to the foregoing filed with the Securities and Exchange Commission for the purpose of updating such description.

          4. All documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and before the Company files a post-effective amendment hereto which indicates that all shares of Common Stock being offered pursuant to this Registration Statement have been sold or which deregisters all shares of Common Stock then remaining unsold.

ITEM 4.        DESCRIPTION OF SECURITIES

          Not Applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

          Certain partners and attorneys associated with Neal, Gerber & Eisenberg own shares of Common Stock.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law empowers the Company to indemnify officers and directors in certain instances. Article Seventh, Section 2 of the Restated Certificate of Incorporation of the Company provides as follows: "The directors, as well as the officers, employees and agents of the Company shall be indemnified by the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended." As a consequence, directors of the Company will be insulated for liability for monetary damages for breach of fiduciary duty as a director, including monetary liabilities for negligent or grossly negligent business decisions, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit. The exculpation provided with respect to liability by the foregoing is effective for actions taken after April 16, 1987.

          The By-Laws of the Company contain provisions whereby the Company will indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against such persons as a result of their relationship with the Company, provided that it is determined that such persons acted in accordance with a stated standard of conduct in connection with the acts or events upon which such claim, action or suit is based. Such discrimination will be made either by quorum of disinterested directors, if available, or by independent legal counsel in a written opinion, or by the vote of the Company's stockholders. The finding of either criminal or civil liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

          The Company has purchased for the benefit of its officers and directors an insurance policy, whereby the insurance company agrees, among other things, to make payment to the Company in the event any such officer or director becomes legally obligated to make a payment in connection with an alleged wrongful act. Wrongful acts means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by an officer or director of the Company.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable.

ITEM 8.        EXHIBITS

Exhibit
Number                   Description of Document                                        Page No.
------                   -----------------------                                        --------
4.1                      First Health Group Corp. Stock Option Agreement, dated
                         as of May 18, 1999, by and between the Company and
                         James C. Smith .............................................     ____

4.2                      First Health Group Corp. Stock Option Agreement, dated
                         as of May 18, 1999, by and between the Company and
                         James C. Smith .............................................     ____

5                        Opinion of Neal, Gerber & Eisenberg ........................     ____

23.1                     Consent of Deloitte & Touche LLP ...........................     ____

23.2                     Consent of Neal, Gerber & Eisenberg (included in
                         Exhibit 5 to this Registration Statement) ..................     ____

24                       Powers of Attorney .........................................     ____

ITEM 9.        UNDERTAKINGS

          The undersigned hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each post-effective amendment to this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company, the By-Laws of the Company or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Downers Grove, State of Illinois on the 15th day of March, 2001.

                                         FIRST HEALTH GROUP CORP., a Delaware
                                         corporation


                                         By: /s/ James C. Smith
                                         ------------------------------------
                                                   James C. Smith,
                                              Chairman of The Board, Chief
                                             Executive Officer and Director

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of March, 2001.

           Signature                                         Title
           ---------                                         -----

/s/ James C. Smith                      Chairman of the Board, Chief Executive Officer and
--------------------------------        Director (Principal Executive Officer)
    James C. Smith

/s/ Joseph E. Whitters                 Vice President, Finance, Chief Financial Officer and
--------------------------------       Treasurer (Principal Accounting and Principal Financial
    Joseph E. Whitters                 Officer)

/s/ Daniel S. Brunner*                 Director
--------------------------------
    Daniel S. Brunner

/s/ Michael J. Boskin*                 Director
--------------------------------
    Michael J. Boskin, Ph.D

/s/ Robert S. Colman*                   Director
--------------------------------
    Robert S. Colman

/s/ Ronald H. Galowich*                 Director
--------------------------------
    Ronald H. Galowich

/s/ Harold S. Handelsman*               Director
--------------------------------
    Harold S. Handelsman

/s/ Don Logan*
--------------------------------        Director
    Don Logan

/s/ Thomas J. Pritzker*                 Director
--------------------------------
    Thomas J. Pritzker

/s/ David E. Simon*                     Director
--------------------------------
    David E. Simon


* By: /s/ Joseph E. Whitters
      ----------------------
          Joseph E. Whitters
          Attorney-in-fact